EXHIBIT 99.1

For further information, contact:

Dr. Robert B. Harris

President, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. Announces New Contracts

Successful GMP Synthesis of HepArrest Facilitates Pre-Clinical Development.

RICHMOND, VA (June 21, 2007) – CBI Services, Richmond, a business unit within the Commonwealth Biotechnologies, Inc. group of companies (NASDAQ Capital Market: CBTE), has received notification of two new anticipated contract awards collectively totaling approximately $2.8 million. These new contracts have been put in place since May 15, 2007, the date the Company released its financial results of its first fiscal quarter of 2007.

The first contract is a new government contact, valued at about $1.7 million dollars over three years for continued development of analytical methods for bio-toxin detection and quantitation. The second contract, valued at approximately $1.1 million over 1 year, represents a major initiative in biomarker analysis by mass spectrometry to be completed by CBI Services on behalf of a private sector client. Work on both new contracts is expected to begin in July.

“These new contracts are expected to have significant impact on our third and fourth quarter revenues,” explained Dr. Robert B. Harris, President of CBI Services, Richmond. “This has been a particularly difficult year for government contracting in biodefense related programs, and this new contract is testament to the quality and innovative work being done at CBI.”

The new commercial contract is the direct outgrowth of CBI’s focused efforts in elevating its exposure in the private sector. “We are working diligently at making biotech and pharma aware of our full scope of services,” added Harris. “With inclusion of Mimotopes and Tripos Discovery Research in the CBI group, we now cover the gamut of requisite out-source services, from small molecule chemistry to protein biologics.”

In other news, CBI Services reports successful synthesis of HepArrest® on a large scale under GMP conditions. HepArrest is a potential human therapeutic, intended to reverse the anticoagulant effects of heparin following invasive surgeries, such as coronary arterial bypass graft and other major vascular procedures. CBI previously entered into an exclusive, worldwide license agreement with Prism Pharmaceuticals, Inc., King of Prussia, PA, to develop, manufacture and then commercialize CBI’s helix-based peptide technologies. Having GMP grade material has made possible the pre-clinical laboratory development program which is currently in progress at CBI Services under contract from Prism and at other contract laboratories.

About Commonwealth Biotechnologies, Inc

The CBI group offers cutting-edge R&D products and services to the global life sciences industry. CBI now operates four distinct business units: (1) CBI Services, a discovery phase contract research organization, (2) Fairfax Identity Laboratories, a DNA reference business; (3) Mimotopes Pty, Ltd., Melbourne, Australia, a peptide and discovery chemistry business; and (4) Tripos Discovery Research, Ltd., Bude, England, a medicinal and synthetic discovery chemistry business. Collectively, CBI companies employ over 140 staff in world-class laboratories. For more information, visit CBI on the web at www.cbi-biotech.com

Forward Looking Statements

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that:

•	CBI will continue to obtain new contracts;

•	CBI will recognize all revenues anticipated under the contracts referenced herein;

•	CBI will recognize all revenues attributable to uncompleted projects;

•	CBI’s customers will not terminate their contracts prior to their completion; or

•	HepArrest will be successfully developed, receive FDA approval, or ever be commercialized.

A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities could alter these trends referenced herein. CBI undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.